Exhibit 99.1
FOR IMMEDIATE RELEASE

Caribou Coffee Company, Inc. 3900 Lakebreeze Avenue North Minneapolis, MN 55429 (763) 592-2200
Investor Relations Contact:
Raphael Gross
(203) 682-8253
ir@cariboucoffee.com
CARIBOU COFFEE REPORTS FOURTH QUARTER
AND FISCAL YEAR 2010 RESULTS
MINNEAPOLIS, MINNESOTA, February 23, 2011. Caribou Coffee Company, Inc. (NASDAQ:CBOU), the second largest company-owned premium coffeehouse operator in the United States based on the number of coffeehouses, today reported financial results for the fourth quarter and fiscal year 2010 (periods ended January 2, 2011) and confirmed fiscal 2011 guidance. The Company’s fiscal year 2010 and fourth quarter included 52 weeks and 13 weeks, respectively, while the fiscal year 2009 and fourth quarter included 53 weeks and 14 weeks, respectively.
HIGHLIGHTS FOR THE FOURTH QUARTER 2010:
•	Net sales increased 1.9% compared to the fourth quarter of 2009. On a comparative 13-week basis, net sales increased 9.2% compared to the prior year quarter.

•	Comparable coffeehouse store sales increased 3.5% compared to the fourth quarter of 2009.

•	Commercial sales increased 36.8% compared to the fourth quarter of 2009. On a comparative 13-week basis, commercial sales increased 47.0% compared to the prior year quarter.

•	Net income was $4.3 million, or $0.21 in earnings per diluted share, compared to $3.0 million, or $0.15 in earnings per diluted share, in the fourth quarter of 2009. The additional week in the fourth quarter of 2009 accounted for $0.5 million in net income and $0.02 in earnings per diluted share.
HIGHLIGHTS FOR FISCAL YEAR 2010:
•	Net sales increased 8.2% to $284.0 million compared to $262.5 million in fiscal year 2009. On a comparative 52-week basis, net sales increased 10.3% compared to 2009.

•	Comparable coffeehouse store sales increased 4.5% compared to the prior year.

•	Commercial sales increased 52.3% compared to fiscal year 2009. On a comparative 52-week basis, commercial sales increased 56.1% compared to the prior year.

•	Net income was $9.4 million, or $0.46 in earnings per diluted share, compared to $5.1 million, or $0.26 in earnings per diluted share in the fiscal year 2009. The company incurred $0.5 million or $0.02 in earnings per diluted share, in non-recurring costs related to a follow-on offering of shares held by the Company’s largest share holder. The additional week in the fiscal year 2009 accounted for $0.5 million in net income and $0.02 in earnings per diluted share.
Speaking on behalf of the Company, Michael Tattersfield, the Company’s President and CEO commented, “Our fourth quarter marked the conclusion of a very successful year at Caribou Coffee. We have never been in a stronger position, both strategically and financially, than we are today. We have diversified and strengthened our brand and business model by becoming a true multi-channel branded coffee company. We are poised to grow within each of our business channels and we will continue to provide the meaningful experiences our guest’s love, while enhancing returns for our shareholders.”
FOURTH QUARTER 2010 RESULTS
Net sales increased $1.4 million, or 1.9%, to $77.9 million for the quarter ended January 2, 2011 from $76.5 million for the quarter ended January 3, 2010. When calculated on a comparative 13-week basis, consolidated sales increased 9.2% compared to the fourth quarter of 2009.
•	Coffeehouse sales were $62.1 million in the fourth quarter of 2010. When calculated on a comparative 13-week basis, coffeehouse sales increased 3.1% compared to the fourth quarter of 2009. Comparable coffeehouse sales in the fourth quarter of 2010 increased 3.5% compared to the prior year quarter.

•	Commercial sales were $13.1 million in the fourth quarter of 2010 compared to $9.6 million in the fourth quarter of 2009, an increase of 36.8% from higher sales to existing and new customers. When calculated on a comparative 13-week basis, commercial sales increased 47.0% compared to the fourth quarter of 2009.

•	Franchise sales were $2.7 million in the fourth quarter of 2010 compared to $2.3 million in the fourth quarter of 2009. When calculated on a comparative 13-week basis, franchise sales increased 24.2% compared to the fourth quarter of 2009.
Cost of sales and related occupancy costs in the fourth quarter of 2010 was $36.4 million. As a percentage of sales, cost of sales and related occupancy costs was 46.8% in the fourth quarter of 2010 compared to 45.1% in the fourth quarter of 2009. This increase was due to an overall mix change with a higher percentage of sales coming from the commercial segment, as well as food sales becoming a larger portion of retail coffeehouse sales.

Operating expenses in the fourth quarter of 2010 were $26.0 million. As a percentage of sales, operating costs were 33.4%, compared to 36.9% in the fourth quarter of 2009. This decrease was the result of leveraging of higher sales and lower marketing spending in the current year quarter.
General and administrative expenses were $7.8 million in the fourth quarter of 2010. As a percentage of sales, general and administrative expenses increased slightly to 10.0% in the fourth quarter of 2010, compared to 9.7% in the fourth quarter of 2009, as the Company added some key positions in fiscal year 2010, primarily related to new store development, marketing, and product management.
EBITDA was $8.1 million in the fourth quarter of 2010, compared to EBITDA of $6.8 million in the fourth quarter of 2009, an improvement of 18.7%. The year-over-year EBITDA increase was primarily due to improved performance within the retail coffeehouses and continued growth in the commercial and franchise segments. (EBITDA is a non-GAAP measure. See EBITDA reconciliation at the end of this release).
Depreciation and amortization decreased $0.3 million, or 9.4%, to $3.0 million in the fourth quarter of 2010, from $3.3 million in the same period in the prior year. Depreciation and amortization was lower in the quarter due to a lower depreciable asset base.
The net income attributable to Caribou Coffee Company in the fourth quarter of 2010 was $4.3 million or $0.21 per diluted share compared to a net income of $3.0 million or $0.15 per share in the same period in 2009. The additional week in the period accounted for approximately $0.02 per share in 2009. The Company ended the quarter with $23.1 million in cash and cash equivalents and no long term debt.
FISCAL 2011 OUTLOOK
Looking ahead, Caribou Coffee confirmed the following Fiscal 2011 guidance:
•	Net sales growth of 7% - 9%

•	Diluted earnings per share is expected to be $0.58 to $0.62 on a per-tax basis. (Pre-tax EPS is a non-GAAP measure. See EPS reconciliation at the end of this release.)
CONFERENCE CALL
Caribou Coffee will host a conference call today, February 23, 2011, at 4:30 p.m. (Eastern Time) to discuss these results. Hosting the call will be Mike Tattersfield, Chief Executive Officer, and Tim Hennessy, Chief Financial Officer. The call will be webcast and can be accessed from the Company’s website at www.cariboucoffee.com. The webcast link is in the Investor Relations section.
Listeners may also access the call by dialing 888-278-8466 or 913-312-1461 for international callers. A replay of the call will be available until Wednesday, March 2, 2011, by dialing 877-870-5176 or 858-384-5517 for international callers; the password is 4914186. In addition, the webcast will be archived on the Company’s website.
About Caribou Coffee
Founded in 1992, Caribou Coffee Company is one of the leading branded coffee companies in the United States, with a compelling multi-channel approach to their customers. Based on the number of coffeehouses, Caribou Coffee is the second largest company-operated premium coffeehouse operator in the United States. As of January 2, 2011, the Company had 541 coffeehouses, including 131 franchised locations, in 20 states, the District of Columbia and nine international markets. The Company’s coffeehouses aspire to be the community place loved by guests who are provided an extraordinary experience that makes their day better. Caribou Coffee provide the highest quality handcrafted beverages, foods and coffee lifestyle items with a unique blend of expertise, fun and authentic human connection in a comfortable and welcoming coffeehouse environment. In addition, Caribou Coffee’s unique coffees are available within grocery stores, mass merchandisers, club stores, office coffee and foodservice providers, hotels, entertainment venues and e-commerce channels. Caribou Coffee is a proud recipient of the Rainforest Alliance Corporate Green Globe Award and is committed to operating practices that promote sustainability and environmental protection. For more information, visit the Caribou Coffee web site at www.cariboucoffee.com.
FORWARD-LOOKING STATEMENTS
Certain statements in this release, and other written or oral statements made by or on behalf of Caribou Coffee are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: fluctuations in quarterly and annual results, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Caribou Coffee brand and other factors disclosed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

CARIBOU COFFEE COMPANY, INC. AND AFFILIATES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	January 2, 2011	January 3, 2010	January 2, 2011	January 3, 2010
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)
	(In thousands, except for per share amounts)
	(Unaudited)
Coffeehouse sales	$62,134	$64,587	$232,108	$227,224
Commercial and franchise sales	15,755	11,879	51,889	35,315

Net sales	77,889	76,466	283,997	262,539
Cost of sales and related occupancy costs	36,443	34,448	131,094	115,886
Operating expenses	26,010	28,181	101,169	99,865
Depreciation and amortization	3,013	3,326	12,284	14,102
General and administrative expenses	7,780	7,437	29,343	27,145

Operating income	4,643	3,074	10,107	5,541
Other income (expense):
Interest income	3	9	22	26
Interest expense	(174)	(72)	(408)	(261)

Income before provision for income taxes	4,472	3,011	9,721	5,306
Provision (benefit) for income taxes	30	(64)	(76)	(246)

Net income	4,442	3,075	9,797	5,552
Less: Net income attributable to noncontrolling interest	108	105	397	414

Net Income attributable to Caribou Coffee Company, Inc.	$4,334	$2,970	$9,400	$5,138

Basic net income attributable to Caribou Coffee Company, Inc. common shareholders per share	$0.22	$0.15	$0.48	$0.26

Diluted net income attributable to Caribou Coffee Company, Inc. common shareholders per share	$0.21	$0.15	$0.46	$0.26

Basic weighted average number of shares outstanding	19,685	19,513	19,639	19,443

Diluted weighted average number of shares outstanding	20,834	20,350	20,641	20,000

CARIBOU COFFEE COMPANY, INC. AND AFFILIATES
CONDENSED CONSOLIDATED BALANCE SHEETS

	January 2,	January 3,
	2011	2010
	In thousands, except per share amounts
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$23,092	$23,578
Accounts receivable (net of allowance for doubtful accounts of $20 and $3 at January 2, 2011 and January 3, 2010, respectively)	8,096	5,887
Other receivables (net of allowance for doubtful accounts of $192 and $128 at January 2, 2011 and January 3, 2010, respectively)	1,227	1,268
Income tax receivable	—	193
Inventories	25,931	13,278
Prepaid expenses and other current assets	1,122	1,546

Total current assets	59,468	45,750
Property and equipment, net of accumulated depreciation and amortization	41,075	47,135
Restricted cash	837	605
Other assets	345	237

Total assets	$101,725	$93,727

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,080	$9,042
Accrued compensation	5,954	6,296
Accrued expenses	6,916	7,563
Deferred revenue	8,726	8,747

Total current liabilities	29,676	31,648

Asset retirement liability	1,194	1,120
Deferred rent liability	6,296	7,955
Deferred revenue	2,091	2,072
Income tax liability	2	156

Total long term liabilities	9,583	11,303

Equity:
Caribou Coffee Company, Inc. Shareholders’ equity:
Preferred stock, par value $.01, 20,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01, 200,000 shares authorized; 20,141 and 19,814 shares issued and outstanding at January 2, 2011 and January 3, 2010, respectively	202	198
Additional paid-in capital	129,026	126,770
Accumulated comprehensive income (loss)	12	(7)
Accumulated deficit	(66,941)	(76,341)

Total Caribou Coffee Company, Inc. shareholders’ equity	62,299	50,620
Noncontrolling interest	167	156

Total equity	62,466	50,776

Total liabilities and equity	$101,725	$93,727

Coffeehouse Openings and Closings

	January 2, 2011	January 3, 2010		January 2, 2011	January 3, 2010
	(13 weeks)	(14 weeks)		(52 weeks)	(53 weeks)

Comparable Coffeehouse Sales (Company-Owned)(1)	3.5%	0.2	%(2)	4.5%	(2.3%	)(2)

COFFEEHOUSE COUNT
Company-Owned:
Coffeehouses open at beginning of period	410	413		413	414
Coffeehouses opened during the period	0	0		0	0
Coffeehouses closed during the period	0	0		3	1

Total Company-Owned at period end	410	413		410	413

Franchised:
Coffeehouses open at beginning of period	126	112		121	97
Coffeehouses opened during the period	7	10		20	28
Coffeehouses closed during the period	2	1		10	4

Total Franchised at period end	131	121		131	121

TOTAL COFFEEHOUSES AT PERIOD END	541	534		541	534

(1)	Percentage change in comparable coffeehouse net sales compares the net sales of coffeehouses during a fiscal period to the net sales from the same coffeehouses for the equivalent period in the prior year. A coffeehouse is included in this calculation beginning in its thirteenth full fiscal month of operations. A closed coffeehouse is included in the calculation for each full month that the coffeehouse was open in both fiscal periods. Franchised coffeehouses are not included in the comparable coffeehouse net sales calculations.

(2)	Percentage change in comparable coffeehouse sales is based on an equal week comparison for the 14 weeks and 53 weeks ended January 3, 2010.
NON-GAAP FINANCIAL INFORMATION
(Unaudited, in thousands, except per share data)
The following reconciliation and non-GAAP financial information are provided to assist the reader with understanding the financial impact of the previously discussed extra week during the prior year. Management believes this information is relevant because of the nature and magnitude of the extra week when comparing prior year results to the Company’s on-going operating performance.

	Quarter ended January 3, 2010			Year ended January 3, 2010
			Non-GAAP excluding			Non-GAAP excluding
		53rd	53rd		53rd	53rd
	As reported	week impact	week	As reported	week impact	week

Coffeehouse sales	$64,587	$4,300	$60,287	$227,224	$4,300	$222,924
Commercial and franchise sales	11,879	830	11,049	35,315	830	34,485

Net sales	76,466	5,130	71,336	262,539	5,130	257,409
Net income	2,970	450	2,520	5,138	450	4,688
Basic and Diluted EPS	$0.15	$0.02	$0.13	$0.26	$0.02	$0.24

The following reconciliation and non-GAAP financial information are provided to assist the reader with understanding the financial impact of taxes on our pro-forma earnings per share when adjusted for pro-forma tax impacts when comparing current year results to the Company’s 2011 guidance.

	Year ended	Year ended
	January 2, 2011	January 1, 2012 (3)
Diluted EPS as reported and pre-tax EPS estimated, respectively	$0.46	$0.58 to $0.62
Pro-forma income tax expense per share (1)	0.18	0.23 to 0.25
Pro-forma diluted EPS	0.28	0.35 to 0.37
Pro-forma tax benefit from reversal of deferred tax valuation allowance per share estimate (2)	—	1.26 to 1.28

Estimated diluted EPS	$0.28	$1.61 to $1.65

(1)	Pro-forma income tax expense is based on an effective tax rate of 39.4%.

(2)	Relates to the reversal of an accounting reserve against tax net operating loss carryforwards and other deferred tax assets

(3)	Relates to fiscal year 2011 guidance discussed on the Company’s February 23, 2011 4th quarter earnings call.
EBITDA RECONCILIATION
The following is a reconciliation of the Company’s net income to EBITDA.

	January 2, 2011	January 3, 2010	January 2, 2011	January 3, 2010
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)
	(In thousands)

Net Income attributable to Caribou Coffee Company, Inc.	$4,334	$2,970	$9,400	$5,138
Interest expense	174	72	408	261
Interest income	(3)	(9)	(22)	(26)
Depreciation and amortization(1)	3,521	3,820	14,269	16,180
Provision (benefit) for income taxes	30	(64)	(76)	(246)

EBITDA	$8,056	$6,789	$23,979	$21,307

(1)	Includes depreciation and amortization associated with the headquarters and roasting facility that are categorized as general and administrative expenses and cost of sales and related occupancy costs on the statement of operations.
EBITDA is equal to net income (loss) excluding: (a) interest expense; (b) interest income; (c) depreciation and amortization; and (d) income taxes.
Management believes EBITDA is useful to investors in evaluating the Company’s operating performance for the following reason:
•	Coffeehouse leases are generally short-term (5-10 years) and Caribou must depreciate all of the cost associated with those leases on a straight-line basis over the initial lease term excluding renewal options (unless such renewal periods are reasonably assured at the inception of the lease). The Company opened a net 207 company-operated coffeehouses from the beginning of fiscal 2003 through the end of the fourth quarter of fiscal 2010. As a result, management believes depreciation expense is disproportionately large when compared to the sales from a significant percentage of the coffeehouses that are in their initial years of operations. Also, many of the assets being depreciated have actual useful lives that exceed the initial lease term excluding renewal options. Consequently, management believes that adjusting for depreciation and amortization is useful for evaluating the operating performance of the coffeehouses.

     Management uses EBITDA:
•	As a measurement of operating performance because it assists management in comparing its operating performance on a consistent basis as it removes the impact of items not directly resulting from coffeehouse operations;

•	For planning purposes, including the preparation of our internal annual operating budget; and

•	To evaluate the Company’s capacity to incur and service debt, fund capital expenditures and expand the business.
EBITDA as calculated by Caribou Coffee is not necessarily comparable to similarly titled measures used by other companies. In addition, EBITDA: (a) does not represent net income or cash flows from operating activities as defined by GAAP; (b) is not necessarily indicative of cash available to fund cash flow needs; and (c) should not be considered an alternative to net income, operating income, cash flows from operating activities or Caribou Coffee’s other financial information as determined under GAAP.
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